 As filed with the Securities and Exchange Commission on April 27, 1999
                          Registration No. 333-_____
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                                   FORM S-3
                            REGISTRATION STATEMENT
                                    Under
                          THE SECURITIES ACT OF 1933
                                eFax.com, Inc.
            (Exact name of registrant as specified in its charter)

            Delaware               3577                77-0182451
         (State or other     (Primary Standard      (I.R.S. Employer
         jurisdiction of        Industrial           Identification
         incorporation or   Classification Code          Number)
          organization)           Number)


                               1378 Willow Road
                        Menlo Park, California 94025
                                (650) 324-0600
 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               MR. TODD J. KENCK
                            Chief Financial Officer
                                eFax.com, Inc.
                               1378 Willow Road
                          Menlo Park, California 94025
                                (650) 324-0600
(Name, address, including zip code, and telephone number, including area code, of agent for service)
                                   Copy to:
                           PATRICK A. POHLEN, ESQ.
                              Cooley Godward LLP
                             Five Palo Alto Square
                              3000 El Camino Real
                      Palo Alto, California 94306-2155
                               (650) 843-5000

     Approximate date of commencement of proposed sale to public: As soon as practicable after this registration statement becomes effective.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [x]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is to be a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the registration statement of the earlier effective registration statement for the same offering. [ ]

     If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                      CALCULATION OF REGISTRATION FEE

                                     Proposed  Proposed
        Title of each                maximum   maximum
          class of       Amount to   offering  aggregate Amount of
       Securities to        be       price per offering registration
        be registered  registered(1) share(3)  price(3)      fee
       Common stock,
       $.01 par          221,012
       value            shares(2)    $20.625  $4,544,560  $1,264.00

[FN]
(1) This registration statement covers shares owned by certain selling stockholders which shares may be offered from time to time by the selling stockholders.
(2) Includes up to 100,000 shares of common stock issuable upon exercise of warrants.
(3) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933. Based on the average of the high and low prices reported for the common stock on the Nasdaq National Market on April 23, 1999.

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.


               Subject to completion, dated April 27, 1999

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                                  PROSPECTUS
                                  __________

                                EFAX.COM, INC.

                        221,012 shares of Common Stock
     This prospectus relates to an aggregate of 221,012 shares of common stock, $.01 par value, which are registered under this prospectus. These shares include:

     o 91,012 shares of eFax.com(tm) common stock to be issued to E-Fax Communications, Inc., an unrelated company with a similar name. eFax.com has committed to issue 45,506 shares in connection with eFax.com's purchase from E-Fax Communications of all trademark rights to the trademarks "EFAX" and "E-FAX", as part of the settlement of a dispute. In addition, eFax.com has agreed to issue E-Fax Communications up to a maximum of 204,494 additional shares of common stock. The number of additional shares that will be issued depends on the trading price of eFax.com's stock around the time that this registration statement becomes effective. At eFax.com's current stock price, about 45,506 additional shares would be issued (for a total of 91,012 shares). This number may go up or down as eFax.com's stock price fluctuates. This prospectus forms part of a registration statement which will be amended prior to the date it becomes effective to include the exact number of additional shares issued to E-Fax Communications.

     o 30,000 shares of common stock which eFax.com will issue to IGC Partners. eFax.com will issue these shares in connection with past services which IGC Partners have provided to eFax.com.

     o Up to a maximum of 100,000 shares of common stock which are issuable upon the exercise of warrants. eFax.com is issuing these warrants to Global NAPS, Inc. in connection with Global NAP's completion of project milestones.

     E-Fax Communications, IGC Partners and Global NAPS may wish to sell these shares in the future, and this prospectus allows them to do so.

     eFax.com will receive the proceeds from the exercise of the warrants issued to Global NAPS. The per share exercise price of the warrants is the closing sale price of eFax.com's common stock on the date that Global NAPS completes and eFax.com accepts each project milestone. eFax.com will not receive any of the proceeds from any future sale of the shares by E-Fax Communications or IGC Partners, or from any future sale of the shares issued to Global NAPS upon exercise of the warrants. However, eFax.com has agreed to bear the expenses of registration of the shares by this prospectus.

     E-Fax Communications, IGC Partners and Global NAPS, the "selling stockholders", may sell their eFax.com common stock in one or more transactions on the Nasdaq National Market at prevailing market prices or at privately negotiated prices. These selling stockholders may sell their shares directly or through agents, brokers, dealers or underwriters. The selling stockholders will pay for underwriting discounts and selling commissions related to the sale of shares. eFax.com will pay for all other expenses related to such sales.

     eFax.com's common stock is traded on the Nasdaq National Market under the symbol "EFAX." On April 22, 1999, the closing sale price for the common stock was $22.25 per share.

     Investing in eFax.com's common stock involves a high degree of risk. See "Risk Factors" beginning on page 7.

     Neither the Securities and Exchange Commission nor any state Securities Commission has approved or disapproved these securities or determined if
this prospectus is truthful or complete.   Any representation to the
contrary is a criminal offense.

April 27, 1999.

<PAGE



     You should rely only on the information or representations provided in this prospectus or incorporated by reference into this prospectus. eFax.com has not authorized anyone to provide you with any different information or to make any different representations in connection with any offering made by this prospectus. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, in any state where the offer or sale is prohibited. Neither the delivery of this prospectus, nor any sale made under this prospectus shall, under any circumstances, imply that the information in this prospectus is correct as of any date after the date of this prospectus.

                         INFORMATION AVAILABLE TO YOU

     eFax.com's annual, quarterly and special reports, proxy statements and other information are filed with the SEC as required by the Securities Exchange Act of 1934. You may inspect and copy these reports, proxy statements and other information at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's regional offices located at Seven World Trade Center, Suite 1300, New York, New York 10048, and at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. You may also obtain copies of these materials by mail from the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The SEC also maintains an Internet web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC at the Internet web site address: http://www.sec.gov. eFax.com's common stock is listed on the Nasdaq National Market, and you may also inspect and copies these reports, proxy statements and other information at the offices of The Nasdaq Stock Market, 1735 K Street, N.W., Washington DC 20006.

     This prospectus provides you with a general description of the common stock being registered. This prospectus is part of a registration statement that eFax.com has filed with the SEC. To see more detail, you should read the exhibits and schedules files with eFax.com's registration statement.
You may obtain copies of the registration statement and the exhibits and schedules to the registration statement as described above.

                     DOCUMENTS INCORPORATED BY REFERENCE

     The SEC allows this prospectus to "incorporate by reference" other information that eFax.com files or has filed with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of the prospectus. Information that eFax.com later files with the SEC will automatically update and replace the information in this prospectus.

     We incorporate by reference the documents listed below:

A.   eFax.com's Annual Report on Form 10-K for the year ended January 2,
     1999;
B. The description of the common stock contained in eFax.com's registration statement on Form S-1 (Registration No. 333-23763) filed on March 31, 1997, as amended by Amendment No. 1 filed March 28, 1997 and by Amendment No. 2 filed May 12, 1997; and

C. Any future filings which eFax.com makes with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities and Exchange Act of 1934, until the selling stockholders have sold all of the securities that we have registered with the registration statement.

     eFax.com will provide to you at no cost a copy of any and all of the information incorporated by reference into the registration statement of which this prospectus is a part. You may make a request for copies of this information in writing or by telephone. Requests should be directed to eFax.com, Inc., Attention: Chief Financial Officer, 1378 Willow Road, Menlo Park, California 94025, telephone (650) 324-0600.



                               EFAX.COM, INC.

     eFax.com was incorporated in Delaware in August 1988. Since that time, eFax.com has engaged in the development, manufacture and sale of its brand hardware and software technologies, brand products and desktop software solutions for the multifunction product market. The "multifunction product market" consists of electronic office devices that combine print, fax, copy and scan capabilities in a single device or unit. Building from this strong technology base, eFax.com is now emphasizing Internet services for its document transmission and software expertise.

     To date, the majority of eFax.com's revenues have been generated from sales of JetFax(tm) brand products and services through business equipment dealers. Our hardware and software technologies provide the intelligence for our multifunction products. These hardware and software technologies coordinate, control and optimize the printing, faxing, copying and scanning operations of the multifunction product. We license our hardware and software technologies for a range of multifunction products sold under the brand names of our manufacturing customers. eFax.com also offers software which can be sold on a stand-alone basis, or bundled with hardware and software technologies to provide the customer with a complete, integrated hardware and software product solution. Our software products include JetSuite and PaperMaster.
                 --------     ------------

     The Company is utilizing its e-mail-document-attached technology for Internet products and services, including our

HotSend software which we introduced in December 1998, and our M900e multifunction product which we introduced in January 1999. On February 8, 1999, we changed our name from JetFax, Inc. to eFax.com, Inc. and announced our "eFax(c)" service, a free fax-to-e-mail service. It is eFax.com's intention to expand its product offerings to include a variety of Internet-based products and services for electronic and paper-document communication.

Recent Developments

     On April 21, 1999, eFax.com announced financial results for the first quarter ended March 31, 1999. Our revenues for the quarter were $7.8 million, an increase of 1% from the $7.7 million reported for the quarter ended March 31, 1998 and an increase of 10% from the $7.1 million for the quarter ended December 31, 1998. eFax.com reported a first quarter net loss of $1.3 million or $0.11 per share which compares to a similar loss of $1.3 million or $0.11 per share loss in last year's first quarter. The first quarter 1999 financial results included approximately $1.1 million of external expenses associated with the startup and promotion of the "eFax" service on the Internet.

     JetFax brand multifunction product revenue of $6.2 million rose 3% in the first quarter from $6.0 million in last year's first quarter and 17% from $5.3 million from the preceding quarter. Development and licensing revenues of $1.6 million in the first quarter decreased 6% from $1.7 million in last year's first quarter and 11% from $1.8 million in the fourth quarter.

     Product gross margin was 30.5% for the first quarter compared with 28.9% for last year's first quarter. First quarter 1999 operating expenses of $4.5 million increased 2% from first quarter 1998 and 22% from the fourth quarter, driven by the expenses related to our launch of the "eFax" service.


                                RISK FACTORS

     An investment in the shares being offered in this prospectus involves a high degree of risk. eFax.com operates in a dynamic and rapidly changing environment that involves numerous risks and uncertainties. You should not make an investment in these securities if you cannot afford to lose your entire investment. Before purchasing these securities, you should carefully consider the following risk factors, as well as other information contained in this prospectus or incorporated by reference into this prospectus, in evaluating an investment in the shares of common stock offered by this prospectus.

     This prospectus and the documents incorporated by reference into this prospectus may contain projections of results of operations and financial condition or other "forward-looking statements" which involve risks and uncertainties. The words "anticipate," "believe," "estimate," and "expect" and similar expressions when used in this prospectus in relation to eFax.com or its management are intended to identify such forward-looking statements. eFax.com's actual results, performance, or achievements could differ materially from these projections or forward-looking statements as a result of many factors, including those discussed in this "Risk Factors" section of the prospectus.



Our Quarterly Results are Uncertain and May Fluctuate.

eFax.com in the past has experienced, and in the future may experience, significant fluctuations in its quarterly operating results. These fluctuations have been or may be caused by many factors, including:

     o acceptance and timing of new products combining fax technology with the Internet;

     o the size and timing of development or software licensing agreements;

     o the timing of new introductions or phase-out of eFax.com's brand products;

     o fluctuations in consumer demand for eFax.com's brand products and for products which are made by eFax.com's manufacturing customers incorporating eFax.com's products; and

     o seasonal trends, competition and pricing.

eFax.com expects that its operating results will continue to fluctuate as a result of these and other factors.

     eFax.com has often received a substantial portion of its quarterly revenues during the last month of a quarter. These revenues frequently concentrate in the last weeks or days of a quarter. One reason for this is that eFax.com's brand products are primarily sold through dealers, and these dealers often place orders for products at or near the end of a quarter.
The booking and shipping of one or more key orders at the end of a quarter may be delayed until the beginning of the next quarter or it may be cancelled. As a result, we are not able to predict future revenues with any significant degree of accuracy. For these and other reasons, we believe that period-to-period comparisons of eFax.com's results of operations are not necessarily meaningful. We believe that you should not rely upon these comparisons as indicators of future performance. It is likely that in future quarters, eFax.com's operating results will sometimes be below the expectations of public market analysts and investors. This could have a material adverse effect on the price of eFax.com's common stock.

     We believe that the accuracy of eFax.com's report of its quarterly license revenues received from its manufacturing customers has been, and will continue to be, dependent on the timing and accuracy of product sales reports which we receive from these manufacturing customers. Our manufacturing customers only provide these reports on a quarterly basis and this quarterly basis may not coincide with eFax.com's quarter. Our manufacturing customers may also delay or revise these reports. Therefore, we are required to estimate all of the recurring license revenues from manufacturing customers for each quarter. As a result, we will record an estimate of such revenues prior to public announcement of eFax.com's quarterly results. In the event the product sales reports we receive from our manufacturing customers are delayed or subsequently revised, we may be required to restate eFax.com's recognized revenues or adjust revenues for subsequent periods. This restatement or adjustment of revenues could have a material adverse effect on eFax.com's business, financial condition and results of operations and, as a result, the price of eFax.com's common stock.



The Price of eFax.com Stock May Be Volatile.

     The trading price of eFax.com's common stock is likely to be highly volatile. The price could be subject to wide fluctuations in response to factors such as:

     o actual or anticipated variations in eFax.com's quarterly operating results;

     o announcements of technological innovations or new services by eFax.com or its competitors;

     o announcements of significant acquisitions or strategic partnerships by eFax.com or its competitors;

     o changes in financial estimates and recommendations by securities analysts; and

     o news reports relating to trends in eFax.com's markets.

In addition, the stock market in general, and the market prices for Internet-related companies in particular, have experienced extreme volatility that is often unrelated to the operating performance of these companies. These broad market and industry fluctuations may adversely affect the price of eFax.com's common stock, regardless of eFax.com's actual operating performance.

We are Dependent on Intellectual Property Rights and There is Risk of Infringement.

     eFax.com's success is heavily dependent upon its intellectual property. To protect its proprietary rights, eFax.com relies on a combination of copyright, trade secret and trademark laws, patents, nondisclosure agreements and other contractual restrictions. As part of its confidentiality procedures, eFax.com generally enters into nondisclosure agreements with its employees, consultants, manufacturing customers and strategic partners. eFax.com also limits access to and distribution of its designs, software and other proprietary information. Despite these efforts, eFax.com may be unable to effectively protect its proprietary rights. In addition, enforcement of eFax.com's proprietary rights may be expensive. We cannot assure you that eFax.com's means of protecting its proprietary rights will be adequate. Nor can we assure you that eFax.com's competitors will not independently develop similar technology.

     As the number of patents, copyrights, trademarks and other intellectual property rights in eFax.com's industry increases, eFax.com's intellectual property may increasingly become the subject of infringement claims. In the past, eFax.com has received communications from other parties claiming that eFax.com's trademarks or products infringe the proprietary rights of these parties. eFax.com has also received communications asking for "indemnification" against such infringement. "Indemnification" means that eFax.com would promise to repay or reimburse the other party for loss or damages suffered by that other party as a result of infringement.
eFax.com's manufacturing customers generally require eFax.com to reimburse or "indemnify" the manufacturing customers for claims of infringement from third parties. We can give you no assurance that third parties will not make infringement claims against eFax.com or its manufacturing customers in the future. Any of these claims, even if they have no legal merit, could be time consuming (especially for key management and technical personnel), result in costly litigation or cause delays in revenues. In addition, these claims could require eFax.com to enter into royalty or licensing agreements on terms unacceptable to eFax.com. If eFax.com fails to develop a substitute technology, or to license a substitute technology on acceptable terms, this could have a material adverse effect on eFax.com's business, financial condition and results of operations. As an example, eFax.com was recently sued by a E-Fax Communications which claimed that the use of the name "eFax.com" infringed this party's trademark rights. In settlement of the matter, eFax.com has agreed to pay E-Fax Communications a combination of cash and Common Stock in an amount not exceeding $2.5 million based on the average share price of the Common Stock just prior to the stock registration becoming effective in the near term.

Internet-related Revenues are Risky.

     The market for Internet-related document communication and handling services is very new and is evolving rapidly. eFax.com expects to rely significantly in the future on revenues generated through its "eFax" service, a free fax-to-e-mail service, and products which support this service. We cannot assure you, however, that the base of customers subscribing to our eFax(c) service will continue to expand rapidly. Nor can we assure you that users will be willing to pay fees for premium services or that the subscriber base will grow large enough to be capable of generating advertising revenue. As a result, our revenues may not grow as anticipated, which would have a negative effect on our business.


There are Risks Associated with the Change in the Focus of Our Business.

     Historically, eFax.com has focused primarily on the development, manufacture and sale of its brand multifunction products. eFax.com currently derives a substantial portion of its revenues from the sale of these brand multifunction products. However, eFax.com expects that its future revenue growth will be dependent, in part, on expansion of its recently introduced Internet-based document services, such as its fax-to-e-mail service, and on further licensing of eFax.com's hardware and software technologies and software products. However, we cannot assure you that
eFax.com will realize growth in revenues from such sales.   If such growth
in revenues does not occur and if revenues from the sale of eFax.com's brand multifunction products does not to continue at past growth rates, it could have a material adverse effect on eFax.com's business, financial condition and results of operations.

We are Dependent on Continued Growth of Commerce over the Internet.

     eFax.com intends to derive a significant portion of its revenues from its fax-to-e-mail service, called "eFax", and related products. Rapid growth in the use of and interest in the Internet and online Internet services is a recent phenomenon. As a result, a sufficiently broad base of consumers may not adopt and continue to use the Internet and other online services as a way of purchasing and conducting business. Internet web-based advertising and the sales of premium Internet services are relatively new. It is difficult to predict the extent that these will grow, or if they will grow at all. In addition, the Internet may not prove to be a viable commercial marketplace for reasons such as potentially inadequate development of:

     o Internet network infrastructure;

     o technologies which enable use of the Internet; and

     o if performance improvements to support increased levels of Internet activity.

If any of the following take place, it could have a material adverse effect on eFax.com's business, financial condition and results of operation:

     o if the use of the Internet and other online services does not continue to increase or increases more slowly than expected;

     o if the infrastructure for the Internet and online services proves to be inadequate to effectively support expansion; or

     o if the Internet does not become a viable commercial marketplace.

We are Dependent on Our Manufacturing Customers.

     eFax.com has derived a significant portion of its revenues from licensing of its software and hardware and software technologies to other parties and from providing development services to manufacturing customers. eFax.com currently has manufacturing relationships with Hewlett-Packard Company, Oki Data Corporation, and Konica Business Systems. eFax.com anticipates that it will derive a significant portion of its revenues in the future from its manufacturing customers and that eFax.com's revenues will be dependent upon, among other things, the ability and willingness of its manufacturing customers to develop and promote multifunction products that incorporate eFax.com's technology. The ability and willingness of these manufacturing customers to do this is based upon a number of factors, including eFax.com's ability to complete timely development of designs for them. We cannot give you any assurances regarding the ability or willingness of eFax.com's manufacturing customers to continue developing, marketing and selling products incorporating eFax.com's technology. The loss of any of eFax.com's significant manufacturing customers could have a material adverse effect on eFax.com's business, financial condition and results of operations.

We are Dependent on Our Dealers and Distributors.

     eFax.com has derived a substantial portion of its revenues from sales of its JetFax brand multifunction products through dealers and distributors. eFax.com expects that sales of these products through its dealers and distributors will continue to account for a substantial portion of eFax.com's revenues for the foreseeable future. eFax.com currently maintains distribution relationships with dealers associated with IKON Office Solutions, a national group of office equipment dealers, and A. Messerli AG, one of eFax.com's office equipment dealers located in Switzerland.
Each of eFax.com's dealers and distributors can stop marketing eFax.com's products with only limited notice to eFax.com and with little or no penalty. The loss of one or more of eFax.com's major dealers or distributors could have a material adverse effect on eFax.com's business, financial condition and results of operations. eFax.com's dealers and distributors also offer competing products manufactured by third parties. We can give no assurance that eFax.com's dealers and distributors will give priority to the marketing of eFax.com's products as compared to the marketing of our competitors' products. Any reduction or delay in sales of eFax.com's products by our dealers and distributors could have a material adverse effect on eFax.com's business, financial condition and results of operations.

We have a History of Operating Losses and an Accumulated Deficit.
     eFax.com has had annual net losses since the company was formed. eFax.com's historical losses and certain preferred stock dividends have resulted in an accumulated deficit of approximately $29.2 million as of December 31, 1998. We can give you no assurance that eFax.com will achieve profitability on a quarterly or annual basis in the future.

We are Subject to Risks Associated with Technological Change.

     The market for eFax.com's products and services is characterized by rapidly changing technology, evolving industry standards and needs, and frequent new product introductions. As the market for Internet-based document communication and handling services grows, this market will begin to exert more pressure on companies to develop advanced features at more economical pricing. The multifunction product market already expects the continued development and release of new products with better performance and improved features at competitive prices. As product development increases in complexity and the expected time to bring a product to market continues to decrease, the risk and difficulty in meeting these development schedules increases and the costs to eFax.com and its manufacturing customers also increases. In addition, eFax.com, its manufacturing customers and their competitors may, from time to time, announce new products, capabilities or technologies that may replace or shorten the life cycles of eFax.com's brand products and software and the life cycles of manufacturing customers' products incorporating eFax.com's technology. eFax.com's success will depend on, among other things:

     o market acceptance of eFax.com's product offerings; and

     o the ability of eFax.com and its manufacturing customers to respond to industry changes and market demands.

Any failure of eFax.com to anticipate or respond adequately to the rapidly changing technology and evolving industry standards and needs could result in a loss of our competitiveness or revenues. Any significant delay in our development or introduction of new and enhanced products and services could also result in a loss of competitiveness or revenues. Such a loss of competitiveness or revenues could have a material adverse effect on eFax.com's business, financial condition and results of operations.


We Operate in a Highly Competitive Industry.

     The market for Internet-related document communication and handling services, such as eFax.com's fax-to-e-mail service, is a newly emerging market and competitors are just beginning to appear. eFax.com anticipates that it will need to:

     o provide good service and grow its business rapidly to meet demand;

     o create name recognition for eFax.com in advance of competitors;

     o build its subscriber base prior to any significant entry by the competition; and

     o continue to expand and improve on its eFax fax-to-e-mail service offerings.
     eFax.com's technology, development services and software primarily compete with solutions developed internally by manufacturing customers. Virtually all of eFax.com's manufacturing customers have significant investments in their existing solutions. These manufacturing customers have the substantial resources necessary to develop competing multifunction technologies and software that may be implemented into their own products. eFax.com also competes with technologies, software and development services provided in the multifunction product market by other systems and software suppliers to manufacturing customers.

     With respect to hardware and software technologies for multifunction products, eFax.com competes with Peerless Systems Corporation, Personal Computer Products, Inc. and Xionics

Document Technologies, Inc., among others. With respect to desktop software, eFax.com competes with Caere Corporation, Simplify Development Corporation, Smith Micro Software, Inc., Visioneer Inc., Wordcraft International and Xerox, among others. In the newly evolving market for fax-to-e-mail services, competitors include JFAX.com, Inc., an established business, and CallWave, a start-up that is just introducing its product.

     The market for multifunction products and related technology and software is highly competitive. This market is characterized by continuous pressure to improve performance, to introduce new features and to accelerate the release of new products. eFax.com's brand products compete primarily with the dominant vendors in the fax market, all of whom have substantially greater resources than eFax.com. These dominant vendors include Canon Inc., Panasonic, a division of Matsushita Electrical Industrial Co., Ltd., Pitney Bowes Inc., Ricoh Co. Ltd., Sharp Electronics Corporation and Xerox, among others. eFax.com also competes on the basis of vendor name and recognition, technology and software expertise, product functionality, development time and price.

     eFax.com anticipates increasing competition for its multifunction products, technologies, software under development and Internet services. Most of eFax.com's existing competitors, many of its potential competitors and all of eFax.com's manufacturing customers have substantially greater financial, technical, marketing and sales resources than eFax.com. In the event that price competition increases, competitive pressures could cause eFax.com to:

     o reduce the cost of its eFax Service offerings;

     o reduce the price of its brand products;

     o reduce the amount of royalties received on new licenses; and

     o reduce the fees for its development services in order to maintain existing business and generate additional product sales and license and development revenues.

In turn, these reductions could reduce eFax.com's profit margins and result in losses and a decrease in market share, which would have a material adverse effect on eFax.com's business, financial condition and results of operations.

We are Dependent on Key Personnel.

     eFax.com is largely dependent upon the skills and efforts of its senior management, particularly Edward R. Prince, III, known as ''Rudy", its President and Chief Executive Officer, and Lon Radin, its Vice President of Engineering, as well as other officers and key employees, some of whom only recently have joined eFax.com. eFax.com maintains key person life insurance policies on Rudy Prince and Lon Radin. None of eFax.com's officers or key employees have an employment agreement with eFax.com. eFax.com believes that its future success will depend in large part upon its ability to attract and retain highly skilled engineering, managerial, sales, marketing and operations personnel, many of whom are in great demand. Competition for such personnel, especially engineering personnel, has recently increased significantly. The loss of key personnel or the inability to hire or retain qualified personnel could have a material adverse effect on eFax.com's business, financial condition and results of operations.

We are Subject to the Effect of Rapid Growth on Existing Resources and the Risks of Potential Acquisitions.

     eFax.com has grown rapidly in recent years. A continuing period of rapid growth could place a significant strain on eFax.com's management, operations and other resources. eFax.com's ability to manage its growth will require eFax.com to continue to invest in its operational, financial and management information systems, procedures and controls, and to attract, retain, motivate and effectively manage its employees. We can give no assurance that eFax.com will be able to manage its growth effectively. Failure to manage growth effectively would have a material adverse effect on eFax.com's business, financial condition and results of operations.
eFax.com may, from time to time, pursue the acquisition of other companies, assets or product lines that complement or expand its existing business. Acquisitions involve a number of risks that could adversely affect eFax.com's operating results. These risks include:

     o the diversion of management's attention from day-to-day business;

     o the difficulty of combining and assimilating the operations and personnel of the acquired companies;

     o charges to the company's earnings as a result of the purchase of intangible assets; and

     o the potential loss of key employees as a result of an acquisition.

     eFax.com has no present commitments nor is it engaged in any discussions or negotiations regarding possible acquisitions. However, should any acquisition by eFax.com take place, we can give no assurance that this acquisition will not materially and adversely affect eFax.com or that any such acquisition will enhance eFax.com's business.

We are Dependent on a Limited Number of Outside Suppliers.

     eFax.com relies on various suppliers of components for its products. eFax.com generally buys components under purchase orders and does not have long-term agreements with its suppliers. Alternate suppliers may be readily available for some of these components. However, for other components, we do not know how long it would take to find a replacement supplier and to receive replacement components. If we need to find another supplier of those components which we now purchase from a single source, we may not have sufficient inventory to fill customer orders without interruption. Although we believe we could develop other sources for these single source components, no alternative source currently exists and the process of finding an alternate source could take several months or longer. Therefore, any interruption in the supply of these components could have a material adverse effect on eFax.com's business, financial condition and results of operations.

     eFax.com purchases many of the components used in its products from suppliers located outside the United States. Foreign manufacturing facilities are subject to the risk of changes in governmental policies, imposition of tariffs and import restrictions and other factors beyond eFax.com's control. We can give you no assurance that United States or foreign trading policies will not restrict the availability of components or increase their cost. Any significant increase in component prices or decrease in component availability could have a material adverse effect on eFax.com's business, financial condition and results of operations.

     Certain components used in eFax.com's products are available only from one source. eFax.com is dependent on Oki America, Inc., as the supplier of major components, contained in eFax.com's Series M900, one of eFax.com's most important products. Oki America is also a competitor of eFax.com. eFax.com is also dependent on:

     o American Microsystems, Inc. to provide customized integrated circuits incorporating eFax.com's imaging and logic circuitry;

     o Motorola, Inc. to provide microprocessors;

     o Pixel Magic, Inc., a subsidiary of Oak Technology, Inc., to provide a specialized imaging processor;

     o Conexant Systems, Inc.,  to provide modem chips.

Given our dependence on single source suppliers, any of the following events could have a material adverse effect on eFax.com's business, financial condition and results of operations:

     o if any of these companies were to limit or reduce the sale of such components to eFax.com;

     o if these suppliers were to experience financial difficulties or other problems which prevented them from supplying eFax.com with necessary components;

     o any shortage or interruption in the supply of any of the components used in eFax.com's products; or

     o the inability of eFax.com to obtain these components from alternate sources on acceptable terms.

We are Subject to Risks from Our International Activities.

     A significant portion of eFax.com's total revenues come from sales to eFax.com's customers outside the United States. The international market for eFax.com's brand products and products incorporating eFax.com's technology and software is highly competitive. Risks inherent in eFax.com's international business activities also include:

     o currency fluctuations and restrictions;

     o the burdens of complying with a wide variety of foreign laws and regulations;

     o longer accounts receivable cycles;

     o the imposition of government controls;

     o risks of localizing and internationalizing products to local requirements in foreign countries;

     o trade restrictions;

     o tariffs and other trade barriers;

     o restrictions on bringing earnings back into the United States; and

     o potentially adverse tax consequences.

Any of these risks could have a material adverse effect on eFax.com's business, financial condition and results of operations. Substantially all of eFax.com's international sales are currently made in U.S. dollars. Therefore, increases in the value of the U.S. dollar relative to foreign currencies could make eFax.com's products less competitive in foreign markets. Because of eFax.com's international activities, it faces currency exposure and currency exchange risks. For example, eFax.com purchases some of its key components pursuant to purchase contracts which require payment in foreign currency which results in currency exchange risks.

We are Dependent on a Single Manufacturing Facility.

     eFax.com's manufacturing operations are located in its facility in Northern California. In addition, eFax.com relies on several suppliers of components for eFax.com's products and a number of companies which assemble eFax.com products which are located in Northern California. eFax.com does not currently operate multiple facilities in different geographic areas and does not have alternative sources for many of its components or assembly processes. As a result, a disruption of eFax.com's manufacturing operations, or the operations of its suppliers, could cause eFax.com to cease or limit its manufacturing operations. Consequently, this would have a material adverse effect on eFax.com's business, financial condition and results of operations.

eFax.com may have Problems with Readiness for the Year 2000.

     Readiness for the year 2000 refers to the issue surrounding computer programs that use two digits rather than four to define a given year. These programs might read a date using "00" as the year 1900 rather than the year 2000, which could cause a system failure or a miscalculation.

     We do not believe eFax.com's manufacturing facilities are vulnerable in any significant way to year 2000 system failures involving non-information technology. In August 1998, eFax.com renovated its existing telephone system at a cost of approximately $40,000, which made the phone system ready for the year 2000. eFax.com has invested approximately $367,000 and will continue to make certain investments, estimated not to exceed $50,000, in its software systems and applications to ensure eFax.com's information systems are ready for the year 2000. The necessary funds to support these renovations have come from eFax.com's operating budget and eFax.com does not anticipate that it will need to allocate special future funding outside of historical levels for this item. The financial impact of eFax.com's year 2000 readiness effort has not been and is not anticipated to be material to eFax.com's financial position or results of operations in any given year. For example, during 1997 and 1998, eFax.com purchased and implemented new manufacturing and accounting information systems with a total capitalized cost of $338,000. eFax.com has obtained written assurances from the vendor, QAD Inc., that the systems are ready for the year 2000. However, eFax.com has not conducted internal testing of the systems' readiness.

     eFax.com believes that its current products are ready for the year 2000. Certain of eFax.com's older products, which may not be year 2000 ready, are no longer under warranty. eFax.com believes it has no obligation related to these products. If eFax.com is mistaken in this assessment, eFax.com could incur expenses in defending legal actions for breach of contract or other causes of action. We can give you no assurance that these expenses will not be material to eFax.com's financial position or results of operations.

     As discussed above, eFax.com has recently implemented new information systems and accordingly does not anticipate any internal year 2000 problems from those information systems, databases or programs. However, year 2000 problems faced by major distributors, suppliers, customers and financial service organizations with which we interact could adversely impact eFax.com. We expect to complete our assessment of the potential impact of these additional issues by May 1, 1999. We can give you no assurance that we will be able to detect all potential failures of eFax.com's computer systems or the computer systems of third parties. A significant failure of eFax.com's or a third party's computer system could have a material adverse effect on eFax.com's business, financial condition and results of operations. However, we are unable at this time to assess what might be the extent of such effect. eFax.com intends to complete a contingency plan by July 1, 1999, detailing actions that would be taken in the event that such a failure occurs.

Future Sale of Shares Could Affect the Stock Trading Price.

     Sales of substantial amounts of common stock in the public market could have an adverse effect on the trading price of the common stock. Based on shares outstanding as of April 21, 1999, eFax.com has outstanding approximately 12,391,000 shares of common stock. Of such shares outstanding, approximately 11,665,030 shares are freely tradable without restriction or further registration under the Securities Act, unless held by "affiliates" of eFax.com as that term is defined in Rule 144 under the Securities Act. After the registration of the 221,012 shares offered hereby, the remaining approximately 725,970 shares of common stock outstanding are "restricted securities" as that term is defined in Rule 144, and may be sold under Rule 144 subject to the holding period, volume limitations and other restrictions under Rule 144.

     Up to 221,012 shares of common stock are offered by this prospectus and are registered for resale under the Securities Act. eFax.com has entered into an agreement with E-Fax Communications pursuant to which approximately 91,012 shares of common stock are offered by this prospectus and are registered for resale under the Securities Act.


                               USE OF PROCEEDS

     eFax.com will not receive any proceeds from the resale of eFax.com common stock by E-Fax Communications or IGC Partners. eFax.com will receive all proceeds from the exercise of the warrants by Global NAPS, but will not receive any proceeds from the sale of the shares of common stock issued upon exercise of the warrants. eFax.com anticipates that the net proceeds received by eFax.com from the exercise of the warrants will be used for general corporate purposes.



                             SELLING STOCKHOLDERS


     The following table sets forth information regarding the number of shares of common stock owned beneficially by E-Fax Communications, IGC Partners, and Global NAPS, as of April 21, 1999 and the number of shares which these three selling stockholders may offer pursuant to this prospectus. This information is based upon information which the selling stockholders provided to us. The selling stockholders may sell all, some or none of their common stock being offered.

                     Shares Beneficially                    Number of Shares
                     -------------------                   ----------------
                       Owned prior to    Number of Shares    Owned after
                       --------------    ----------------    -----------
                        Offering (1)       Being Offered  Potential Offering
                        ------------       -------------  ------------------

     Name             Number Percent (2)                  Number Percent (2)
     ----             ------------------                  -----------------
E-Fax Communications,
 Inc. (3).............        *                   91,012           *
IGC Partners (4)......        *                   30,000           *
Global NAPS, Inc. (5).        *            Up to 100,000           *

* less than 1%

[FN]
     (1) Unless otherwise indicated below, the persons named in the table have sole voting and investment power with respect to all shares owned by them, subject to community property laws where applicable.

     (2) Applicable percentage of ownership at April 21, 1999 is based upon 12,391,000 shares of common stock outstanding. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes sole or shared voting or investment power with respect to shares shown as beneficially owned.

     (3) Includes an estimated 91,012 shares of common stock that eFax.com is required to issue to E-Fax Communications in connection with a trademark settlement agreement between the parties. The actual number of shares to be issued to E-Fax Communications will be based on the Company's stock price prior to the issuance date.

     (4) Certain shares held in the name of the partnership IGC Partners may be distributed to and sold by the limited partners of the partnership.

     (5) Includes up to 100,000 shares of common stock which may be issued upon exercise of the warrants.

                            PLAN OF DISTRIBUTION

      E-Fax Communications, a selling stockholder whose shares are covered by this prospectus, will receive an aggregate of about 45,506 shares of eFax.com common stock in connection with eFax.com's purchase of all trademark rights to the trademarks EFAX and E-FAX from E-Fax Communications. eFax.com issued these shares in connection with the settlement of a dispute between eFax.com and E-Fax Communications concerning the two trademarks. In the parties' settlement agreement, eFax.com agreed to register all of the 45,506 shares. These shares are "restricted securities" for purposes of the Securities Act of 1933.

     In addition, eFax.com has agreed to issue E-Fax Communications up to a maximum of 204,494 additional shares of common stock. The number of additional shares that will be issued depends on the trading price of eFax.com's stock around the time that this registration statement becomes effective. At eFax.com's current stock price, about 45,506 additional shares would be issued. This number may go up or down as eFax.com's stock price fluctuates.

     IGC Partners, Inc., another selling stockholder, will receive 30,000 shares of eFax.com in consideration for past services which IGC Partners provided to eFax.com. eFax.com will issue these shares pursuant to a Stock Purchase Agreement, dated February 23, 1999, between eFax.com and IGC Partners. These shares are "restricted securities" for the purposes of the Securities Act of 1933.

     Global NAPS, Inc., another selling stockholder, will receive warrants to purchase up to 100,000 shares of eFax.com's common stock. eFax.com is issuing these warrants pursuant to the Addendum to the standard agreements, dated as of April 20, 1999, between eFax.com and Global NAPS. Pursuant to the Addendum, eFax.com has agreed to issue to Global NAPS a warrant to purchase 2,500 shares of eFax.com's common stock upon the completion and acceptance of each project milestone, up to a maximum of 100,000 shares. The warrants may be exercised at an exercise price equal to the closing sale price of eFax.com's common stock on the day that the milestone is completed and accepted. The warrants will contain provisions for the adjustment of the exercise price or the aggregate number of shares issuable upon exercise of the warrants under certain circumstances, including stock dividends, stock splits, combinations, mergers, consolidations and recapitalizations. The warrants are non-transferable and can only be exercised by Global NAPS. Each of the warrants will expire on the date three years after the date of issuance of that individual warrant. The shares of common stock issued upon exercise of the warrants are "restricted securities" for purposes of the Securities Act.
These three selling stockholders have not advised eFax.com of any specific plans for distribution of their eFax.com common stock covered by this prospectus. The selling stockholders, or their pledgees, donees, transferees or other successors in interest, may sell the shares from time to time in one or more transactions on the Nasdaq National Market (which may involve block transactions), in special offerings, in negotiated transactions, or otherwise. These sales may be made at market prices prevailing at the time of sale, at prices related to the prevailing market prices, or at negotiated prices. In addition, any securities covered by this prospectus that qualify for sale pursuant to Rule 144 of the Securities
Act of 1933 might be sold under the terms of Rule 144 rather than pursuant to this prospectus.

     The selling stockholders may also use brokers, dealers or agents to sell their shares. If this happens, such brokers, dealers or agents may receive commissions or discounts from the selling stockholders in amounts negotiated immediately prior to the sale. In addition, the selling stockholder may pledge the shares of common stock from time to time to a lender to secure one or more loans. Defaults under any such loan may result in the pledgee acquiring title to some or all of the shares. The pledgee may sell them either directly or through underwriters, brokers, dealers or
agents.   Any brokers, dealers, agents or pledgees that participate in the distribution of the common stock offered by this prospectus may be deemed to be "underwriters" within the meaning of the Securities Act of 1933. Therefore, any discounts, commissions or concessions received by them from their sale of shares might be deemed to be underwriting discounts and commissions under the Securities Act of 1933.

     In some states, the shares of common stock may be sold only through registered or licensed brokers or dealers in order to comply with the securities laws of these states. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale, or an exemption from the registration or qualification requirements is available.

     eFax.com entered into agreements with E-Fax Communications to register their shares under applicable federal and state securities laws. eFax.com will pay substantially all the expenses which result the offering and sale to the public of the common stock by this prospectus. These expenses (excluding such commissions and discounts) are estimated to be approximately $57,764. eFax.com will not pay any commissions, concessions and discounts
of any underwriters, dealers or agents.   These agreements do not provide
for indemnification for losses, claims, damages, and liabilities which result from this registration of shares.

     Under applicable rules and regulations under the Exchange Act of 1934, any person engaged in the distribution of the shares may not engage at the same time in market making activities with respect to the shares during the one business day before the beginning of that distribution. In addition, the stockholders selling shares under this prospectus will be subject to applicable provisions of the Exchange Act and the rules and regulations under the Exchange Act, including Regulation M. These provisions may limit the timing of purchases and sales of shares of common stock by the selling stockholders.

     If a stockholder selling shares under this prospectus notifies eFax.com of any material arrangement that it has entered into with a broker or dealer for selling shares through a block trade, special offering, exchange distribution or secondary distribution, or a purchase by a broker or dealer, eFax.com will file a supplement to this prospectus, if required, pursuant to Rule 424 under the Securities Act of 1933. In that supplemental prospectus, eFax.com will disclose:

     o the name of the participating broker-dealer(s);

     o the number of shares involved;

     o the price at which such shares were sold;

     o the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable; and

     o other facts material to the transaction, including the name of and other information about the selling stockholder.

     This registration statement will remain effective until the earlier of
(i) the date when all of the shares registered by this registration statement have been distributed to the public or (ii) the date the common shares are eligible for sale in their entirety within a three month period under Rule 144. In the event that any shares remain unsold at the end of such period, eFax.com may file a post-effective amendment to the registration statement for the purpose of deregistering the shares registered by this prospectus.


                                LEGAL MATTERS

     For the purpose of this offering, Cooley Godward LLP, Palo Alto, California is giving an opinion of the validity of the common stock offered by this prospectus.

                                   EXPERTS

     The consolidated financial statements and the related financial statement schedule incorporated in this prospectus by reference from the Company's Annual Report on Form 10-K for the year ended January 2, 1999 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                                   PART II

                   INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution
Securities and Exchange Commission registration fee.......... $  1,264
Legal fees and expenses...................................... $ 50,000
Accountants' fees............................................ $  4,500
Miscellaneous................................................ $  2,000

    Total.................................................... $ 57,764


The foregoing items, except for the Securities and Exchange Commission registration fee, are estimated.

Item 15.  Indemnification of Directors and Officers

     As permitted by the Delaware General Corporation Law, eFax.com has included in its certificate of incorporation a provision to eliminate the personal liability of its directors for monetary damages for breach or alleged breach of their fiduciary duties as directors, subject to certain exceptions. In addition, the bylaws of eFax.com provide that eFax.com is required to indemnify its officers and directors under certain circumstances, including those circumstances in which indemnification would otherwise be discretionary, and eFax.com is required to advance expenses to its officers and directors as incurred in connection with proceedings against them for which they may be indemnified. eFax.com has entered into indemnification agreements with its officers and directors containing provisions that are in some respects broader than the specific indemnification provisions contained in the Delaware General Corporation Law. The indemnification agreements may require eFax.com, among other things, to indemnify such officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from willful misconduct of a culpable nature), to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified and to obtain directors' and officers' insurance if available on reasonable terms. At present, eFax.com is not aware of any pending or threatened litigation or proceeding involving a director, officer, employee or agent of eFax.com in which indemnification would be required or permitted. eFax.com believes that its charter provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.


Item 16.  Exhibits

Exhibit No.          Description
-----------          -----------
   5.1      Opinion of Cooley Godward LLP *
  23.1      Consent of Independent Auditors
  23.2      Consent of Cooley Godward LLP. Reference is made to Exhibit 5.1.
  24.1      Power of Attorney

*  To be filed by amendment


Item 17.      Undertakings

(a)  The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof), which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act 1934 that are incorporated by reference in the registration statement.
2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing Form S-3 and has duly caused this registration statement to be filed on its behalf by the undersigned, thereunto duly authorized in the City of Menlo Park, State of California, this 26th day of April, 1999.

                                eFax.com, Inc.


                            By: /s/ Todd J. Kenck
                                -----------------
                                 Todd J. Kenck,
                            Chief Financial Officer


                              POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Rudy Prince and Todd J. Kenck his or her true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement on Form S-3, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities on the dates indicated.


            Signature                Title                         Date
            ---------                -----                         ----
/s/ RUDY PRINCE*           Chief Executive Officer            April 26, 1999
-------------------------- and Chairman of the Board
      (Rudy Prince)        (Principal Executive Officer)

/s/ TODD J. KENCK          Chief Financial Officer            April 26, 1999
-------------------------- (Principal Financial
   (Todd J. Kenck, as      and Accounting Officer)
    Attorney-in-Fact)

    /s/ THOMAS B. AKIN*    Director                           April 26, 1999
--------------------------
      (Thomas B. Akin)

    /s/ DOUGLAS Y. BECH*   Director                           April 26, 1999
--------------------------
     (Douglas Y. Bech)

  /s/ STEVEN J. CARNEVALE  Director                           April 26, 1999
--------------------------
   (Steven J. Carnevale)

     /s/ CHUNG CHIU        Director                           April 26, 1999
--------------------------
       (Chung Chiu)


                                     II-4




 /s/ EDWARD R. PRINCE,JR.* Director                           April 26, 1999
--------------------------
 (Edward R. Prince, Jr.)

    /s/ LON B. RADIN*      Director                           April 26, 1999
--------------------------
     (Lon B. Radin)

   /s/ ALBERT E. SISTO*    Director                           April 26, 1999
--------------------------
   (Albert E. Sisto)



                              INDEX TO EXHIBITS

Exhibit No.        Description
-----------        -----------
   5.1      Opinion of Cooley Godward LLP *
  23.1      Consent of Independent Auditors
  23.2      Consent of Cooley Godward LLP. Reference is made to Exhibit 5.1.
  24.1      Power of Attorney

*   To be filed by amendment
